EXHIBIT 5

                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                                  by and among

                         GENERAL ELECTRIC PENSION TRUST

                                       and

                              CINCINNATI BELL INC.

                            Dated as of July 20, 1999

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                            STOCK PURCHASE AGREEMENT

            This STOCK PURCHASE AGREEMENT is made and entered into this 20th day of July, 1999, by and among Cincinnati Bell Inc., an Ohio corporation ("Buyer"), and General Electric Pension Trust, a New York common law trust (the "Seller").

                                    RECITALS

            WHEREAS, Seller owns of record and beneficially 8,624,517 shares common stock, par value $.01 per share ("Common Stock"), of IXC Communications, Inc., a Delaware corporation (the "Company"), and 322,349 shares of 7 1/4% Junior Convertible Preferred Stock Due 2007, par value $.01 per share, of the Company, which are convertible into an aggregate of 1,374,173 shares of Common Stock; and

            WHEREAS, Seller desires to sell, and Buyer desires to purchase, an aggregate of 4,999,345 shares of Common Stock owned by the Seller pursuant to the terms and subject to the conditions of this Agreement (the "Purchased Shares").

            NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

            Section 1.1 Definitions

 . As used in this Agreement, unless otherwise defined herein or unless the context otherwise requires, the following terms shall have the following meanings:

            "Agreement" means this Stock Purchase Agreement and all amendments, modifications and supplements hereto.

            "Closing Dates" means the Initial Closing Date and the Final Closing Date.

            "Company" has the meaning set forth in the recitals hereof.

            "Contract" has the meaning set forth in Section 3.1(a) hereof.

            "Encumbrance" means any claim, lien, pledge, charge or security interest of any kind or nature whatsoever.

            "Escrow Agent" means State Street Bank.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

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            "Final Closing" has the meaning specified in Section 2.3 hereof.

            "Final Closing Date" has the meaning specified in Section 2.3 hereof.

            "Final Purchase Price" has the meaning specified in Section 2.3 hereof.

            "Governmental Authority" means any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority, or any non-governmental self-regulatory agency, commission or authority.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "Initial Closing" has the meaning set forth in Section 2.2 hereof.

            "Initial Closing Date" has the meaning set forth in Section 2.2 hereof.

            "Initial Purchase Price" has the meaning set forth in Section 2.2 hereof.

            "IRS" means the Internal Revenue Service.

            "Knowledge" means the actual knowledge of each of the Seller and Buyer, as the case may be.

            "Purchased Shares" means the aggregate of 4,999,345 shares of Common Stock to be sold by Seller to Buyer pursuant to this Agreement.

            "Stockholders Agreement" means the Stockholders Agreement dated as of July 20, 1999 by and between Buyer and Seller.

            "Subsidiary" of an entity means any entity in which the specified entity directly or indirectly owns at least a majority of the outstanding stock or other equity or general voting interest.

                                   ARTICLE II

                         SALE OF SHARES; PURCHASE PRICE

            Section 2.1 Sale of Shares. Upon the terms and subject to the conditions of this Agreement, on the Closing Dates Seller shall sell, transfer and deliver to Buyer and Buyer shall purchase and acquire the number of Purchased Shares agreed to be purchased hereunder on the respective Closing Date by the Buyer at a purchase price of $50.00 per share.

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            Section 2.2 Initial Closing . The initial closing of the purchase and sale of 300,000 shares of Common Stock(the "Initial Closing") shall take place at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York, at 10:00 a.m. (local time) within two business days of the date hereof or such later date as Seller shall advise Buyer (the "Initial Closing Date"). At the Initial Closing, in consideration of the sale, transfer and delivery of the Purchased Shares to be sold at the Initial Closing, Buyer shall pay to Seller $15,000,000 in cash (the "Initial Purchase Price").

            Section 2.3 Final Closing. The final closing of the purchase and sale of 4,699,345 shares of Common Stock (the "Final Closing") shall take place at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York, at 10:00 a.m. (local time) within two business days following the satisfaction or waiver of the conditions set forth in Article VI, hereof or at such other date as shall be agreed upon by the parties. The date on which the Final Closing occurs is referred to herein as the "Final Closing Date." At the Final Closing, in consideration of the sale, transfer and delivery of the Purchased Shares to be sold at the Final Closing, Buyer shall pay to Seller $234,967,250 in cash (the "Final Purchase Price").

            Section 2.4 Closing Obligations. On the Closing Dates:

            (a) Seller shall deliver or cause to be delivered to Buyer:

            (i) A certificate or certificates representing the Purchased Shares to be purchased by the Buyer on such date, duly endorsed in blank, or accompanied by stock powers duly executed in blank, with any necessary stock transfer tax stamps attached or provided for; and

            (ii) Such other duly executed documents and certificates as may be required to be delivered by Seller pursuant to the terms of this Agreement. (b) Buyer shall deliver or cause to be delivered to Seller:

            (i) The Initial Purchase Price or the Final Purchase Price, as applicable, payable by wire transfer of immediately available funds to such account or accounts as Seller shall designate prior to the Initial Closing Date or the Final Closing Date, as applicable; and

            (ii) Such other duly executed documents and certificates as may be required to be delivered by Buyer pursuant to the terms of this Agreement.

            Section 2.5 Escrow Account. If the Final Closing Date has not occurred within 60 days after the date of this

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Agreement, the Buyer, on such 60th day, shall deposit an amount equal to the
Final Purchase Price into an escrow account to be established with the Escrow Agent and Seller shall deposit the Purchased Shares into such escrow account. Escrow Agent shall hold and invest all funds received in this escrow in accordance with such instructions and directions as may be provided to Escrow Agent in writing and signed by the Seller. Thereafter, on the Final Closing Date, the amount held in the Escrow Account, including any interest earned on the funds deposited in such escrow, shall be paid to the Seller and the Purchased Shares shall be delivered to Buyer. If the Final Closing does not occur and this Agreement is terminated under Section 7.1, the amount held in escrow, including any interest earned on the funds deposited in such escrow, shall be delivered to Buyer and the Purchased Shares shall be delivered to Seller.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller hereby represents and warrants to Buyer as follows:

            Section 3.1 Organization; Authority; Execution and Delivery; Enforceability. Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. The execution and delivery by Seller of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Encumbrance on any properties or assets of Seller under, (i) any provision of the certificate of incorporation or by-laws or partnership agreement or the comparable organizational documents applicable to Seller, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or instrument, or similar authorization (a "Contract") to which Seller is a party or by which any of the properties or assets of Seller are bound or (iii) subject to the filings and other matters referred to in the following sentence of this Section 3.1(a), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or its properties or assets, except in the case of each of clauses
(ii) and (iii), as is not materially likely to (x) impair the ability of Seller to perform its obligations under this Agreement or (y) prevent or materially delay the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority

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is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, except for (1) such filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (2) such filings under the HSR Act as may be required in connection with this Agreement and the transactions contemplated hereby and (3) those which are not materially likely to (x) impair the ability of Seller to perform its obligations under this Agreement or (y) prevent or materially delay the consummation of the transactions contemplated by this Agreement. No trust of which Seller is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby. Seller is the record and beneficial owner of (or is a trust that is the record holder of, and whose beneficiaries are the beneficial owners of), and has good and marketable title to, the Purchased Shares, free and clear of any Liens. Seller has the sole right to sell, transfer, pledge, assign or otherwise dispose of (including by gift) ("Transfer") the Purchased Shares, and none of such Purchased Shares is subject to any voting trust or other agreement, arrangement or restrictions with respect to the Transfer of such Purchased Shares.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer hereby represents and warrants to Seller as follows:

            Section 4.1 Organization; Authority; Execution and Delivery; Enforceability. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The execution and delivery by Buyer of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof, will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Encumbrance on any properties or assets of Buyer under, (i) any provision of the Amended Articles of Incorporation or Amended Regulations of Buyer, (ii) any Contract to which Buyer is a party or by which any of its properties or assets are bound or (iii) subject to the filings and other matters referred to in the last sentence of this Section 4.1, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its properties or assets, except in the case of each of clauses (ii) and (iii), as is not materially likely to (x) have a Material Adverse Effect (as defined in the Merger

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Agreement) on Buyer, (y) impair the ability of Buyer to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby except for (1) such filings under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (2) such filings under the HSR Act as may be required in connection with this Agreement and the transactions contemplated hereby and (3) those which are not materially likely to (x) impair the ability of Buyer to perform its obligations under this Agreement or (y) prevent or materially delay the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE V

                                    COVENANTS

            Section 5.1 Reasonable Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the transactions contemplated hereby, and to fully carry out the purposes of, this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, Buyer shall make filings under the HSR Act within five business days of the date hereof and shall use reasonable efforts to obtain an early termination of the waiting period under the HSR Act.


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            Section 5.2 Certain Tax Matters (a) . All transfer, registration, stamp and documentary taxes (including all applicable real estate transfer and any stock transfer taxes), any penalties, interest and additions to such tax incurred in connection with this Agreement and the transactions contemplated hereby shall be the responsibility of and be paid by Buyer. Seller and Buyer shall cooperate in the timely making of all filings, returns, reports and forms as may be required in connection therewith.

            Section 5.3 Implied Warranties. Except as expressly provided in this Agreement, Seller has not made and is not making any representation or warranty whatsoever to Buyer as to Seller, the Company or its Subsidiaries or the Company's or its Subsidiaries' businesses. Without limiting the foregoing, Buyer acknowledges that Buyer is not relying on any implied warranties (whether of merchantability or fitness for a particular purpose or otherwise), or upon any representation or warranty whatsoever as to the prospects (financial or otherwise), or the viability or likelihood of success, of the business of the Company and its Subsidiaries as conducted after the Final Closing Date, or in any subsequent or supplemental materials provided by the Company or Seller, except as expressly provided in this Agreement.

            Section 5.4 Further Assurances. From time to time after the Final Closing, without additional consideration, each of Seller and Buyer will execute and deliver such further instruments and take such other action as may be necessary to make effective the transactions contemplated by this Agreement.

            Section 5.5 Notice of Certain Events. Seller shall notify Buyer in writing and Buyer shall notify the Seller in writing of:

            (a) any notice or other communication received by Seller or Buyer, as the case may be, from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

            (b) any notice or other communication received by Seller or Buyer, as the case may be, relating to the transactions contemplated by this Agreement and any other significant notices or other communications from any Governmental Authority; and

            (c) any actions, suits, claims or proceedings or, to Seller' or Buyer's, as the case may be, Knowledge, investigations commenced or to Seller' or Buyer's Knowledge, as the case may be, threatened against, relating to or involving or otherwise affecting Seller or Buyer, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE VI

                     CONDITIONS TO OBLIGATIONS OF EACH PARTY

            The respective obligations of each party to consummate the transactions contemplated to be completed on the Final Closing Date shall be subject to the fulfillment, at or prior to the Final Closing Date, of the following conditions, each of which may be waived by the parties in writing:

            Section 6.1 No Action or Proceeding. No statute, rule, regulation, order, decree, temporary restraining order or injunction shall have been entered, enacted, promulgated or enforced by a Governmental Authority, which enjoins or prohibits the transactions contemplated hereby.

            Section 6.2 Hart-Scott-Rodino Requirements. Any applicable waiting period (as such may be extended by the governmental agencies involved) with respect to the transactions contemplated hereby under the provisions of the HSR Act shall have expired or have been terminated by the appropriate governmental agency.

                                  ARTICLE VII

                                   TERMINATION

            Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date as follows and in no other manner:

            (a) by mutual written consent of Seller and Buyer;

            (b) by either Seller or Buyer if any United States court of competent jurisdiction or other competent Governmental Authority shall have issued an order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order decree or injunction or other action shall have become final and nonappealable; and

            (c) by either Buyer or Seller if the Closing has not occurred by July 31, 2000, provided, however, that neither party may terminate this Agreement pursuant to this subsection (c) if the Closing has not occurred by such date by reason of the failure of such party to perform in all material respects any of its obligations under this Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

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            Section 8.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            If to Buyer:

            Cincinnati Bell Inc.
            201 E. Fourth Street, 102-1900
            P.O. Box 2301
            Cincinnati, OH 45201-2301
            Attention: General Counsel
            Facsimile: (513) 397-9557

            with a copy to:

            Cravath, Swaine & Moore
            Worldwide Plaza
            825 Eighth Avenue
            New York, NY 10019
            Attention: Robert A. Kindler, Esq.
            Robert J. Townsend, III, Esq.
            Facsimile: (212) 474-3700

            If to Seller:

            General Electric Pension Trust
            c/o General Electric Investment Corporation
            3003 Summer Street
            Stamford, CT 06904
            Attention: Michael M. Pastore, Esq.
            Facsimile: (203) 326-4073

            with a copy to:

            Dewey Ballantine LLP
            1301 Avenue of the Americas
            New York, NY 10019
            Attention: Sanford W. Morhouse, Esq.
            Facsimile: (212) 259-6333

            Section 8.2 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

            Section 8.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

            Section 8.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), the Stockholder Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) are not intended to confer upon any person other than the parties any rights or remedies.

            Section 8.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.


            Section 8.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

            Section 8.7 Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

            Section 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

            IN WITNESS WHEREOF, Cincinnati Bell Inc. has caused this Agreement to be signed by its officer thereunto duly authorized and General Electric Pension Trust has signed this Agreement, all as of the date first written above.


                                    CINCINNATI BELL INC.

                                    By: /s/ Richard G. Ellenberger
                                        ----------------------------------------
                                    Name: Richard G. Ellenberger
                                    Title: President and Chief Executive Officer


                                    GENERAL ELECTRIC PENSION TRUST
                                     By General Electric Investment Corporation,
                                      Its investment manager,

                                    By: /s/ Donald W. Torey
                                        ---------------------------------------
                                        Name: Donald W. Torey
                                        Title: Executive Vice President